UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 6, 2014
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Team Health Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-34583 (Commission File Number)	36-4276525 (I.R.S. Employer Identification No.)
265 Brookview Centre Way, Suite 400 Knoxville, Tennessee (Address of principal executive offices)		37934 (Zip Code)

Registrant’s telephone number, including area code: (865) 693-1000
Not Applicable
Former name or former address, if changed since last report
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 9, 2014, Team Health Holdings, Inc. (the “Company”) announced that Mr. Greg Roth will transition out of his role as Chief Executive Officer of the Company and resign as a member of the Company’s Board of Directors (the “Board”), in accordance with the terms of a Transition Services Agreement with the Company dated as of January 7, 2014 (the “Transition Services Agreement”). Under the terms of the Transition Services Agreement, Mr. Roth will continue to be employed as Chief Executive Officer of the Company pursuant to the terms of his Amended and Restated Employment Agreement dated as of November 25, 2009, as subsequently amended on February 11, 2011 (the “Employment Agreement”), subject to certain modifications described below, until the earliest to occur of (i) such date on which a successor Chief Executive Officer designated by the Board commences employment with the Company, (ii) the date of Mr. Roth’s termination of employment with the Company for any reason and (iii) December 31, 2014, or, if requested by the Board in its sole discretion by notice in writing to Mr. Roth prior to December 31, 2014, a subsequent date specified by the Board which date shall be no later than March 31, 2015 (such applicable date under this clause (iii), the “Outside Transition Date”). Following Mr. Roth’s termination as Chief Executive Officer he will resign as a member of the Board and from other officer and director positions with the Company and its affiliates, but he is expected to remain with the Company as a consultant through the third anniversary of the Outside Transition Date.
 Pursuant to the Transition Services Agreement, Mr. Roth will be entitled to the following:

•	Continued base salary and benefits at current levels for the duration of his service as Chief Executive Officer.

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In the event that Mr. Roth remains employed as Chief Executive Officer beyond December 31, 2014, he will be entitled to receive a pro-rata annual cash bonus in respect of 2015 based on actual performance during 2015 (but he will not be entitled to receive other incentive-based compensation or equity awards in respect of 2015), and he will also be entitled to commute via Company aircraft for the duration of his employment period.

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 In the event that Mr. Roth’s employment is terminated without cause or due to the appointment of a new Chief Executive Officer prior to the Outside Transition Date, then in lieu of regular severance payments under his Employment Agreement, Mr. Roth will be entitled to receive continued salary and benefits until the Outside Transition Date (but no later than the date of the new Chief Executive Officer’s appointment if such appointment occurs on or after January 1, 2015); provided, however, that Mr. Roth may be entitled to certain additional severance enhancements as contemplated under his Employment Agreement in the event that a binding letter of intent or agreement to consummate a transaction that would constitute a “Sale of the Company” (as defined in the Employment Agreement) is entered into by the Company prior to the Outside

Transition Date and the Sale of the Company is consummated on or prior to the twelve month anniversary of the Outside Transition Date.

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Following Mr. Roth’s termination of employment and continuing until the third anniversary of the Outside Transition Date, Mr. Roth will generally be retained as a consultant and will receive a retainer fee of $425,000 per year for such services, with such retainer fees commencing following the Outside Transition Date. During Mr. Roth’s continued employment with the Company, his subsequent contemplated consulting period and for two years thereafter, Mr. Roth will remain subject to non-competition and non-solicitation provisions as contemplated under his Employment Agreement, subject to certain technical modifications as described in the Transition Services Agreement. Mr. Roth will also remain subject to certain other miscellaneous provisions of his Employment Agreement, such as the provisions related to confidentiality and intellectual property rights.

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Mr. Roth’s retention as a consultant will be treated as continued service with the Company for purposes of vesting and any applicable exercise periods under all outstanding Company equity awards held by Mr. Roth.

A form of Mr. Roth’s Transition Services Agreement is included in this filing as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Transition Services Agreement.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TEAM HEALTH HOLDINGS, INC.

Date: January 9, 2014    By:    /s/ David P. Jones
Name: David P. Jones
Title: Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1	Form of Transition Services Agreement between Greg Roth and Team Health Holdings, Inc.
99.1	Press release, dated as of January 9, 2014

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